Exhibit 10.8

[Houghton Mifflin Harcourt Letterhead]

222 Berkeley Street Boston, MA 02116 www.hmco.com

March 27, 2012

John Dragoon

9 Gable Ridge Road

Westborough, MA 01581

Re: Offer of Employment

Dear John,

I am very excited to offer you the role of Executive Vice President and Chief Marketing Officer with Houghton Mifflin Harcourt Publishing Company (the “Company” or “HMH”), commencing on April 9, 2012. Your experience will be a wonderful addition to my senior leadership team.

As the CMO your compensation package consists of a base salary, annual bonus, and an equity position in the company as follows:

1.	your base salary will be $400,000 annually.

2.

You are eligible for the 2012 Executive bonus plan payable on March 15, 2013. Your targeted bonus is 100% of your annual salary, prorated based on an April 9th start date. The 2012 Executive Bonus Plan for sales executives ties 37.5% of the bonus opportunity to EBITDA achievement, 37.5% against revenue target achievement, with the remaining 25% tied to individual goals and commitments.

3.	In connection with your employment, you will be entitled to a grant of stock options under a stock option plan, the terms of which have been approved by the Board of Directors of HMH and which plan the Company anticipates will be finalized at the time of the balance sheet restructuring. Under the approved terms the option award, which would be issued to you upon the consummation of the restructuring (subject to the approval of the Board at that time), would be for that number of shares equal to .75% of the fully diluted common stock of the Company post restructuring (based on an expected option pool equal to not less than 10% of such fully diluted equity). The exercise price will be set at the then current fair market value of a common share, with such options vesting in equal annual installments over a period of four years from the date of issue, subject to your continued employment with the Company.

Your employment is “at will,” meaning you or HMH may terminate it at any time for any or no reason. In the event HMH terminates your employment without Cause as that term is commonly understood in connection with executive actions or inactions, or if, within six months of the consummation of a restructuring the Board of Directors discharges the current Chief Executive Officer (CEO) of the Company or the CEO resigns for “Good Reason” within the meaning of the CEO’s employment arrangement with the Company, and you elect to resign within thirty days of the CEO’s separation date, you shall be entitled to receive, subject to your execution of a release of claims in favor of HMH, (i) severance payments equal to one year’s base salary, (ii) six months’ of COBRA payments if you elect COBRA in due course, and (iii) a pro rata bonus for the year in which your employment terminates, based on the actual performance results for the year of termination, payable at such time as Executive bonuses are generally paid (but no later than March 15th of the year following your separation date).

You will also be eligible to participate in the Company’s employee benefit programs. Should you choose to enroll in the HMH Plan, coverage will commence on the first day of the month following 30 days from your start date. In order to participate, you must complete the enrollment process for such programs within your first 30 days of employment. You will also be eligible for up to 20 vacation days annually (to be pro-rated for 2012 from you date of hire) and paid Company holidays as described in the Employee Guide. Enclosed for your review is a copy of our 2012 Benefit Programs.

I am personally very excited to have you join the company as a part of my senior leadership team. If you have any question please let me know. I hope to finalize your employment agreement by March 27th, 2012

All the Best,

Linda Zecher

President and Chief Executive Officer

Agreed to and accepted:

/s/ John Dragoon                     3/27/12

Signature                             Date

Cc:	Linda Zecher

Personnel File

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

In consideration of my employment with Houghton Mifflin Harcourt Publishing Company (the “Company”), or my continued employment by the Company, and my receipt of the compensation and benefits that I shall receive from and after the date hereof, I acknowledge and agree to adhere to the terms of this Confidentiality and Intellectual Property Agreement (“Agreement”), which are described below:

1. I will not at any time during or after my employment with the Company utilize any “Confidential Information” for my own benefit or directly or indirectly disclose, or take any action that may result in the disclosure of, any “Confidential Information” to any third party or to any employee of the Company not also having access to such information. “Confidential Information” as used in this Agreement includes all trade secrets and confidential and proprietary information of the Company, including all (a) Financial Information, such as the Company’s earnings, assets, debts, prices, pricing structure, volume of purchases, business plans, sales or other financial data, services and operations; (b) Marketing Information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts, test market information or results of marketing efforts or information about impending transactions; (c) Personnel Information, such as employee’s personally identifiable information, medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, or other employee information; (d) Customer Information, such as any compilation of past, existing or prospective customer’s names, addresses or backgrounds, records of purchases ad prices, proposals or agreements between customers and the Company, status of customer’s accounts or credit or related information about actual or prospective customers; (e) Product Information, such as product designs, patterns, devices, plans for new products, line extensions, manufacturing and distribution processes and related information: and (e) Other Information that the Company maintains as confidential and uses to conduct its business or gain competitive advantage. “Confidential Information” does not include information that lawfully is or has become generally known to the public other than through my breach of this Agreement. As used herein, “Company” includes its subsidiaries, affiliates and related entities.

2. Except as authorized in advance by the Company in furtherance of my employment, I will not remove from the Company’s premises any Property of the Company, including without limitation any documents or things containing any Confidential Information (collectively, “Property”). Upon the Company’s demand or the termination of my employment by the Company for any or no reason, whichever is earlier, I will immediately return to the Company all Property in my possession, custody, or control.

3. (a) I agree to assign and hereby do irrevocably and unconditionally assign to the Company or its designee, my entire right, title and interest throughout the world in and to all Inventions (as defined below) that I may, either solely or jointly with others, create, make, discover, conceive or reduce to practice during the term of my employment with the Company that (i) relate to the business or actual or demonstrably anticipated research or development of the Company, (ii) were developed using any of the equipment, supplies or facilities of the Company or any Confidential Information, or (iii) resulted from any work I performed for the Company, whether or not performed during business hours (individually and collectively, “Works”). The Company owns the sole and exclusive right, title and interest in and to any and all Works. The Company’s right, title and interest in and to the Works includes without limitation the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, and the right to modify and create derivative works of or from the Works without any payment of any kind to me. I agree that the Works shall be “work made for hire” as that term is defined in the copyright laws of the United States, and not works of joint ownership. To the extent that any of the Works is determined not to constitute work made for hire, or if any rights in any of the Works do not accrue to the Company as a work made for hire, my signature on this Agreement constitutes the assignment thereof (without any further consideration) to the Company pursuant to the first sentence of this Section 3(a).

(b) I will provide any assistance reasonably requested by the Company to obtain United States and foreign patents and copyright registrations covering or relating to the Works. I will execute any transfers of ownership of patents, inventions disclosed in patent applications, assignments of copyrights and copyright applications or other proprietary rights transferred or assigned hereunder (including assignments intended for recording with the U.S. Copyright Office, the U.S. Patent and Trademark Office, or any other organization). I understand that my obligations under this Section 3(b) shall survive any termination of this Agreement or of my employment by the Company, provided that the Company will compensate me at the rate of $75/hour for time actually spent performing such obligations at the Company’s request after any such termination. If the Company is unable for any reason whatsoever, including my mental or physical incapacity, to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations or on any document transferring or assigning any patent, copyright or other proprietary right that I am obligated hereunder to transfer or assign, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and in my stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations or transfers or assignments thereof or of any other proprietary rights with the same legal force and effect as if executed by me. This appointment is coupled with an interest in and to the Works to which any proprietary rights may apply and shall survive my death or disability.

(c) As used in this Agreement, “Inventions” means: (i) any new or useful invention, concept, art, discovery, design, development, contribution, finding or improvement. whether or not patentable or registrable under copyright or similar laws; (ii) any and all copyrightable works, in any medium of expression: (iii) any and all trade names, service marks and trademarks, including all goodwill associated therewith; (iv) any and all patentable works, including any patents, divisions, continuations, continuations in part, applications, utility applications, provisional applications, substitute applications, reexaminations, reissues and extensions; (v) any and all software (including both object and source code), works of authorship, utility models, topography rights, database rights, methods, processes, manufacturing techniques and trade secrets; (vi) any other intellectual property or proprietary rights anywhere in the world; (vii) any and all related know-how and rights to obtain, register, perfect and enforce any right or interest in any of (i) through (vi); and (viii) the right to sue for past infringement in connection with any right or interest in any of (i) through (vii).

4. Notwithstanding the provisions of Section 3, I do not assign or agree to assign any Inventions made by me prior to my employment with the Company without the use of any Confidential Information, which Inventions, if any, are identified on Exhibit A to this Agreement (the “Separate Works”). I represent and warrant that I have no rights in any Inventions other than the Inventions specified on Exhibit A. If I do not list any Inventions on Exhibit A, then I acknowledge that none exist.

5. I acknowledge and agree that this Agreement is not intended to be and shall not be construed as an express or implicit contract for employment or to provide services for a specific period of time and that, unless so stated clearly in writing by a senior executive authorized by the CEO, my employment with the Company is “at-will.”

6. I acknowledge and understand that any breach by me of any of the foregoing provisions of this Agreement will cause the Company to suffer irreparable harm for which damages are an inadequate remedy and are difficult to calculate. Accordingly, I agree that the Company will be entitled, without limiting any other available legal or equitable remedies, to injunctive relief (without the need to post any bond or other security) to enforce the terms of the foregoing provisions and to prevent any breach or threatened breach of any of the same. I further agree to reimburse the Company for any costs and expenses (including but not limited to reasonable attorneys’ fees and court costs) incurred by any of them in enforcing this Agreement.

7. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts or choice of law rules.

8. This Agreement may not be amended except by written agreement executed by both me and the Company. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or of any breach of any other provision. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, such provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9. This Agreement is enforceable by the Company and may be assigned or transferred by the Company. I may not assign any of my rights or obligations under this Agreement.

10. This Agreement embodies the entire agreement and understanding between the Company and me with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between us regarding these matters. The provisions of this Agreement shall survive any termination of my employment by the Company for any reason.

I acknowledge by signing below that I have read and understand the terms of this Agreement and intend to be bound thereby:

/s/ John Dragoon
Signature

JOHN DRAGOON
Printed Name

Date: 3/27/12

EXHIBIT A

“Separate Works”

If none, write “none”

NONE

Initial:	/S/ JD

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration of my employment with Houghton Mifflin Harcourt Publishing Company (the “Company”), or my continued employment by the Company, and my receipt of the compensation and benefits that I shall receive from and after the date hereof, I acknowledge and agree to adhere to the terms of this Non-Competition and Non-Solicitation Agreement (“Agreement”), which are described below:

1. Covenants. During my employment and for a period of one (1) year thereafter (the “Restricted Period”), (i) I shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by or participate in the ownership, management, operation or control of any business of the type and character engaged in or competitive with that conducted by the Company or any of its affiliates and with which I have been concerned, interested or involved during my employment, or with respect to which I possess Confidential Information (as defined below); (ii) I shall not, directly or indirectly, employ, solicit for employment or otherwise contract for the services of any employee of the Company or arty of its affiliates at the time of this Agreement or who shall subsequently become an employee of the Company or any such affiliate; provided, however, this subparagraph (ii) shall not apply to my personal secretary at the time of termination; and (iii) I will not solicit, in competition with the Company or its affiliates, any person who is, or was at any time within the twelve months prior to the termination of my employment, a customer of the business conducted by the Company or any of its affiliates. During the Restricted Period, I shall give notice to the Company of each new business activity I plan to undertake, at least fifteen (15) days prior to beginning in such activity. Such notice shall state the name and address of the person or entity for whom such activity is undertaken and the nature of my business relationship(s) and position(s) with such person or entity. I shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request to determine my continued compliance with my obligations under this Agreement.

2. Confidential Information. “Confidential Information” as used in this Agreement includes all trade secrets and confidential and proprietary information of the Company or any of its affiliates, including all (a) Financial Information, such as the Company’s or any of its affiliates’ earnings, assets, debts, prices, pricing structure, volume of purchases, business plans, sales or other financial data, services and operations; (b) Marketing Information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company or any of its affiliates, sale forecasts, test market information or results of marketing efforts or information about impending transactions; (c) Personnel Information, such as employee’s personally identifiable information, medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, or other employee information; (d) Customer Information, such as any compilation of past, existing or prospective customer’s names, addresses or backgrounds, records of purchases and prices, proposals or agreements between customers and the Company or any of its affiliates, status of customer’s accounts or credit or related information about actual or prospective customers; (e) Product

Information, such as product designs, patterns, devices, plans for new products, line extensions, manufacturing and distribution processes and related information; and (f) Other Information that the Company or any of its affiliates maintains as confidential and uses to conduct its business or gain competitive advantage. “Confidential Information” does not include information that lawfully is or has become generally known to the public other than through my breach of my obligations to the Company or any of its affiliates.

3. Blue Pencil. The Company and I further acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the covenants in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

4. Non-Disparagement. I agree that, during my employment and at any time thereafter (including following my termination of employment for any reason,) I will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations.

5. Enforcement. I acknowledge that a breach of the covenants contained in this Agreement may cause irreparable damage to the Company and its affiliates, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach will be inadequate. Accordingly, I agree that if I breach any of the covenants contained in this Agreement in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. In addition, the breach of any of the covenants contained in this Agreement shall entitle the Company to permanently withhold any severance pay for which I may be eligible. The Company shall provide me with at least five days prior written notice before withholding of any payment provided for in the immediately preceding sentence. For purposes of determining whether to permanently withhold payments from me pursuant to this section, the Board shall determine what constitutes a competing business, provided that my ownership of securities of two percent (2%) or less of any publicly traded class of securities of a public company shall not be considered to be competition with the Company or any of its affiliates.

6. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

7. Assignment. This Agreement is enforceable by the Company and may be assigned or transferred by the Company. I may not assign any of my rights or obligations under this Agreement.

8. Amendment; Waiver. This Agreement may not be amended except by written agreement executed by both me and the Company. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

9. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and me with regard to non-competition and non-solicitation and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between us regarding these matters.

I acknowledge by signing below that I have read and understand the terms of this Agreement and intend to be bound thereby:

/s/ John Dragoon	Date:	3/27/12

JOHN DRAGOON
Printed Name